Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS).

LIBERMAN BROADCASTING INCORPORATED

Moderator: Lenard Liberman

March 7, 2011

12:00 pm CT

Operator: Good day and welcome to the LBI Media Fourth Quarter 2010 Results call. Today’s call is being recorded. At this time, it is my pleasure to turn the call over to Mr. Lenard Liberman, CEO and President of LBI Media. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2010 Fourth Quarter and Year-End Earnings call. Joining me today are Winter Horton, our Chief Operating Officer and Wisdom Lu, our Chief Financial Officer.

During this call, I’ll provide an overview of our financial and operating progress since the last earnings call. Winter will report on the performance of our radio stations, and I will provide comments on our television stations and an update on the EstrellaTV network. Wisdom will then walk through our financial results. After formal remarks, we will open the call for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider before evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation and amortization, stock-based compensation expense, impairment of equity method investment and equity in gains or losses of equity method investment. However, for purposes of this call, we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net income or loss, prepared in accordance with U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our Annual Report which will be posted to our website today.

Let me return the call to Lenard who will discuss our performance for the fourth quarter and full year of 2010.

Lenard Liberman: Thank you, Wisdom. As many of you know, we pre-announced our fourth quarter and full year 2010 results in early February. We are pleased to reaffirm on this call today that fourth quarter revenues for LBI Media grew 19% year-over-year and LBI’s Adjusted EBITDA for the fourth quarter grew 45% over the fourth quarter of 2009.

Our growth in revenues, as well as EBITDA, were driven primarily from the revenue growth of EstrellaTV, our national Spanish-language television network that we launched in September 2009. EstrellaTV has outperformed our expectations from both a revenue and ratings perspective. It is now carried in 37 markets, covering approximately 77% of all US Hispanic households. EstrellaTV has consistently ranked as the number 4 Spanish-language network since its first Nielsen ratings book in May 2010.

LBI Media’s owned and operated radio and television assets are also performing well. Revenues for the radio segment grew 8% year-over-year in the fourth quarter, and the television station grew 5% for the year ended December 31, 2010 despite contributing 32% of its inventory to the EstrellaTV network. Our radio and television assets are among the top rated stations in each of their respective markets, and we expect these assets to continue to perform well.

In addition, we continue to improve EstrellaTV’s distribution platform. As we mentioned on our last call, we entered into an asset purchase agreement to purchase a television station in Chicago, Illinois. The numbers…the 6th largest Hispanic television market… We closed that transaction in December 2010. In addition, we recently hired a senior executive to lead our distribution efforts through improving our cable and satellite carriage. He’s also focused on adding affiliates in markets where EstrellaTV is not currently carried over the air.

We are pleased with our financial performance for the fourth quarter. We are just beginning to see the results of the operating leverage that we can achieve by delivering our highly rated programming across an expanded distribution platform, allowing for increased revenue sources over a relatively fixed base of expenses. We remain committed to improving our programming and distribution platform, which will form the foundation for increased revenue and EBITDA growth.

I would like to turn the call over to Winter now to discuss the performance of our radio segment in more detail and then I’ll follow up with some additional comments about our television segment and EstrellaTV network. Winter?

Winter Horton: Thanks, Lenard. As Lenard has already mentioned, we signed up two new affiliates, one in Arkansas and one in Texas, to our syndicated morning show, El Show de Don Cheto. This show is based on our popular morning drive DJ whose program has been the number 1 morning show in Los Angeles since the beginning of 2009. Including LBI owned and operated stations, the show is now syndicated to 15 markets.

KBUE, our flagship radio station in our Los Angeles cluster, continues to hold the number 1 rank in the Los Angeles DMA among 18 to 34, Monday through Friday, 6a to 7p. KBUE’s financial performance continues to outperform the market with revenues up 3% as compared to the Spanish market in Los Angeles, which was down 3%. Our station in Riverside, KRQB, also continues to perform well. KRQB broadcasts the Don Cheto show and is ranked number 1 during the morning drive among 18 to 34-year-olds. Finally, our station in Orange County, KWIZ, is beginning to show nice signs of growth as the local economy starts to rebound. With the improving economy in Southern California and with the ratings dominance of KBUE in Los Angeles, we believe that our radio station assets in Southern California will continue to outperform our competitors.

Our Houston radio cluster includes La Raza, La Ranchera, El Norte and our new format, Baila. Our flagship station in Houston, KTJM, La Raza, is the number 3 Spanish station in Houston amongst 18 to 49-year-olds, Monday through Friday, 6a to 7p. In January, we replaced the morning drive DJ, which has already helped improve KTJM’s rating and rank position. La Ranchera continues as the number 1 AM station, in Spanish, in Houston and is the exclusive home to the Houston Rockets, major league soccer’s Houston Dynamo and Mexican league soccer.

In Dallas, LBI continues to dominate the market with 3 of the top 5 Spanish stations in the market. Our Dallas cluster includes La Raza, La Bonita, Zeta and XO. KNOR, La Raza, is currently ranked number 2 in almost all Hispanic demos and dayparts. KBOC, La Zeta, is tied for the number 2 spot amongst Hispanics 18 to 34-year-olds, Monday through Friday, 6a to 7p, showing rating growth of 44% over the last book. KZZA, La Bonita, is the exclusive Spanish oldies format in Dallas now.

Our radio assets have performed well in the fourth quarter with the strength of our programming and the ranked positions of our stations in their respective markets and the additional revenue source from the Don Cheto network. We believe that the radio segment will continue to see revenue growth and EBITDA expansion in this coming year.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Thank you, Winter. For the fourth quarter 2010, our television segment revenues grew–were up 32% as compared to the same period in 2009. For the full year 2010, television revenues were up 27% as compared to the same period in 2009. As I mentioned in my opening remarks, this growth was driven primarily by incremental revenues from EstrellaTV. However, our owned and operated television assets performed well. Revenues for our television stations grew–were up 5%.

EstrellaTV is now carried in 37 markets, including all of the top 10 and 18 of the top 20 Hispanic markets. Our television station in Chicago went on the air in December 2010 and we continue to seek partners in the markets where EstrellaTV is not yet carried. EstrellaTV now covers roughly 77% of the U.S. Hispanic television households.

With our strong programming line-up, EstrellaTV has performed well, ranking as the number 4 Spanish-language television network in primetime in the November sweeps period among adults 18 to 49 and adults 18 to–and adults 25 to 54. EstrellaTV’s ratings have grown 27% from May sweeps, while the Telefutura’s ratings have decreased 35%. EstrellaTV consistently ranks as the number 4 Spanish-language network, and ranks number 3 in certain dayparts. Our EstrellaTV affiliates also are achieving significant ratings with a number of our affiliates ranking number 2 in their respective markets.

Our owned and operated television stations are seeking impress–are achieving impressive ratings as well. In Los Angeles, KRCA TV was the number 2 Hispanic television station in the market during the November sweeps during prime time. In Dallas, KMPX was the number 2 ranked television station at prime time, early fringe and all day. And KZJL, our television station in Houston, was ranked number 3 during November sweeps. KPNZ, our television station in Salt Lake City was ranked number 1 in primetime, early fringe and all day. Our newly purchased television station in Denver is already ranked number 2 among adults 18 to 49 and 25 to 54.

During 2010, we continued to invest in and strengthen our programming. To that end, we purchased a second studio facility in Burbank in December. This facility will allow us to continue to expand our programming, as well as reduce our operating expenses by eliminating a number of rental production expenses that had been incurred.

As we continue to monetize our rating success and improve our distribution platform, we believe that we will be positioned to capitalize on the growing Hispanic market. In addition to the favorable demographics, we believe that we have superior growth prospects from additional network revenues commensurate with our number 4 ranking among Spanish-language television networks. We realized the beginning of this success in Q–in the fourth quarter of 2010 where our EBITDA grew by 45%.

Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our fourth quarter and full year 2010 financial performance.

Wisdom Lu: Thank you, Lenard. In our financial results, as we compare 2010 to 2009, please note that our 2009 numbers have been adjusted to account for KSEV’s operations as discontinued.

Net revenues increased by $4.8 million, or 19% to $30.7 million for the three months ended December 31, 2010 from $25.9 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in both our radio and television segments, reflecting strong advertiser demand resulting from our improved station ratings and expanding national television network, EstrellaTV.

Net revenues for television segment increased by $3.7 million, or 32% to $15.4 million for the three months ended December 31, 2010, from $11.7 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Net revenues for our radio segment increased by $1.2 million, or 8% to $15.3 million for the three months ended December 31, 2010, from $14.1 million for the same period in 2009.

Total operating expenses increased by $1.8 million, or 8% to $24.6 million for the three months ended December 31, 2010, as compared to $22.8 million for the same period in 2009. This increase was primarily attributable to a $2.2 million increase in program and technical expenses resulting from an increase in amortization of capitalized costs related to the production of original programming content and incremental costs related to our EstrellaTV network, partially offset by a $0.2 million decrease in promotional and selling and general administrative expenses, and a $0.2 million decrease in depreciation expense and loss on sale and disposal of those property and equipment.

Adjusted EBITDA increased by $2.8 million, or 45% to $9.2 million for the three months ended December 31, 2010, as compared to $6.4 million for the same period in 2009. The increase was primarily the result of the increase in net revenues and a decrease in promotional selling and general administrative expenses partially offset by an increase in program and technical expenses.

We recognized a net loss of $0.5 million for the three months ended December 31, 2010, as compared to a net income of $0.2 million for the same period in 2009, a change of $0.7 million. This change was primarily attributable to an increase in our income tax provision and the absence of operations from a radio station we sold in December 2009, partially offset by an increase in operating income.

For the year, net revenues increased by $12.8 million or 13% to $115.7 million for the year ended December 31, 2010, from $102.9 million for the same period in 2009. This change was primarily attributable to increased advertising revenue in our television segment, and to a lesser extent, modest growth in our radio segment.

Net revenues from our television segment increased by $12 million or 27%, to $55.8 million for the year ended December 31, 2010, from $43.8 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenues from our EstrellaTV television network, as well as growth in our California and Texas markets.

Net revenue for our radio segment increased by $0.8 million, or 1% to $59.9 million for the year ended December 31, 2010, from $59.1 million from the same period in 2009. This change was primarily attributable to a modest increase in advertising revenue in our Dallas market, partially offset by slight declines in Southern California and Houston.

Total operating expenses decreased by $108.4 million, or 53% to $97.9 million for the year ended December 31, 2010, as compared to $206.3 million for the same period in 2009. This decrease was primarily the result of a $119.3 million reduction in broadcast license and long lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $10.9 million, or 13.6%, to $90.7 million for the year ended December 31, 2010.This increase was primarily attributable to a $13.4 million program–increase in program and technical expenses resulting from the incremental costs related to our EstrellaTV network and an increase in the amortization of capitalized costs related to the production of original programming content.

These increases were partially offset by a $1.6 million gain on our assignment of an asset purchase agreement to acquire the selected assets of a radio station to a third party, and a $1.2 million reduction in the loss on sale and disposal of property and equipment resulting from the absence in 2010 of the disposal of certain analog transmission equipment.

Adjusted EBITDA increased by $1.1 million, or 3%, to $35.7 million for the year ended 2010, as compared to $34.6 million for the same period in 2009. This change was primarily attributable to the increase in revenues in our television segment and the $1.6 million gain on assignment of an asset purchase agreement to a third party, partially offset by an increase in program and technical expenses.

We recognized a loss of $9.5 million for the year ended December 31, 2010, as compared to a net loss of $107.3 million for the same period in 2009, a change of $97.8 million. The change was primarily attributable to the $119.3 million decrease in broadcast license and long lived asset impairment charges, partially offset by a $22.3 million increase in income tax expenses and the other factors noted before.

Turning to our balance sheet, we had approximately $0.3 million in cash as of December 31, 2010. Our total debt balance was approximately $403 million, which included $114.5 million in term loan debt and $61.4 million outstanding on our revolver. Since December 31, we have borrowed, net of repayments, $7.2 million. This will conclude our formal remarks, and at this time, I’d like to open up the floor to any questions. Operator?

Operator: Thank you. The question and answer session will be conducted electronically. To ask a question, please press star followed by the digit 1. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, star 1 to ask a question and we’ll pause for just a moment.

And we’ll take our first question from Todd Morgan with Oppenheimer.

Todd Morgan: Thank you, good morning. I guess could you help us think a little bit about the operating leverage that I’m sure exists in the television segment? You know, obviously the year-over-year EBITDA for the fourth quarter was up, but not that much and yet your ratings momentum sounds like it’s pretty strong. Can you give us any sense of sort of the, you know, the base program expenditures that–and how that might trend?

And then any way to think about what the revenue trends might look like given certain rating levels? Any way to think about how we might model that? Thank you.

Lenard Liberman: I think that our EBITDA quarter over quarter is up 45%. So we started seeing an operating leverage in Q4. A lot of the expenses we had in programming didn’t have a comp to 2009. So 2010 was the first year they were incurred things like Nielsen, satellite expenses, sales organization. Those are now going to have a comp to this year, so they won’t grow at any kind of material pace. So revenue will drop to the bottom line, which will greatly increase operating leverage.

Todd Morgan: Right, okay, so in other words the programming expenditures and the base cost that you’re looking at right now are–should remain relatively static. Obviously growing along with the higher sales, the commissions and so on, but the base operating levels are hopefully somewhat stable at this level. Is that fair?

Lenard Liberman: Well, I mean programming will increase, but not by the levels you’ve seen historically because now they’ve been incurred in the prior year. So the comp year is now imbedded. So the percentage increase is not as great.

Todd Morgan: Okay. Good, well that’s helpful. Thanks.

Operator: And as a reminder, it’s star 1 to ask your question. Next, we’ll move to Matt Swope with Gleacher Securities.

Matt Swope: Hi guys. Maybe just building on Todd’s question a little bit. Can you talk about–I think you mentioned Wisdom in your part that there was a $13.4 million increase in the programming technical expenses.

Could you talk about the components of that? How much of that’s programming versus how much of that’s the stuff you just said Lenard that Nielsen and the satellite and the sales organization?

Wisdom Lu: So in the programming and technical expenses there is about a million of that that’s related to just incremental costs for the network. So that’s satellite as well as software costs and...

Lenard Liberman: I think overall the sales–the grouping for network is five, six to seven million dollars of that number.

Matt Swope: Is that the programming Lenard or is that the other stuff?

Lenard Liberman: That’s start up expenses and new expenses incurred to operate the network. Those expenses shouldn’t be expected to grow materially year over year. The difference would be additional amortization for programming because of the way our programming was amortized historically. We had a, 2010 was kind of a catch up year, which will not be the case in 2011 and 2012.

Matt Swope: And I’m sorry, just to be clear, the six to seven million you just mentioned, that’s not program related? That’s just other expenses to start up the network?

Lenard Liberman: We’ve put in–we’ve in–we’ve put under the heading programming expense the network expense as well.

Matt Swope: Alright so that’s all put together.

Lenard Liberman: The category of programming. It has in it our network, our new network expenses of 2010.

Matt Swope: Okay. And then maybe to go to some of the numbers you mentioned Lenard. You talked about TV for the year being up 5, the O&O part of the TV business being up 5%. Is it safe to say that the rest of the increase is Estrella?

Lenard Liberman: Yes.

Matt Swope: So that looks like it’s about a little under $10 million coming from that?

Lenard Liberman: I don’t have the math in front of me.

Matt Swope: And what about–can you help us with the second part? You said that that’s up 5% even though 32% of the inventory went to Estrella?

Lenard Liberman: Right. When we created our network we have to have commercial time in order to run network spots. So every affiliate including our O&Os, which are our affiliates, had to give up inventory last year. On an average basis we took 32% of our station group’s inventory. Yet our revenue was up having given up that much inventory.

Matt Swope: I see. So you still captured that revenue. It just went into a different line item for you.

Lenard Liberman: No. I’m saying that the station group was still up organically, on its own, even though it had less inventory because we had this network occupying inventory as well.

Matt Swope: Right. Did the network inventory, when you sell that, does that get shared with the affiliates?

Lenard Liberman: The way it works in our contracts is the network gets a certain percentage of all the inventory on the network–on the station. And the station holds back a certain percentage.

Matt Swope: Okay. And then–and you mentioned this new executive who is going to help with distribution. I think you mentioned cable and satellite in particular. Is that in addition to the strategy of working with local affiliates?

Lenard Liberman: Yes. In addition he will look for additional affiliates and we’re in 37 markets. But we’d like to be in every market our major competitors are in which, you know, 100 markets let’s call it. So there’s still places we can take our programming to and once you’re in those markets, you want to get preferred channel placement. You want to get on all forms of distribution. So, you know, local to local satellite, the various cable distribution platforms in a market. So his focus is to optimize our distribution.

Matt Swope: Would you consider in a market going straight to cable or satellite without partnering with a local affiliate?

Lenard Liberman: Sure, could be.

Matt Swope: But you’re not–are you doing that in any markets yet?

Lenard Liberman: No. We wouldn’t do it in the top 30 or 40 markets. But as you get into the smaller markets, we would consider it.

Matt Swope: Right. And then just one last one, your radio was much stronger than we’ve seen from the peers. Is that tied to the new Don Cheto affiliates? Or was your core, I mean your apples-to- apples year-over-year up more than the peer group too?

Lenard Liberman: It’s all organic growth. Don Cheto won’t be real factor to our revenue growth until this year or next. We’re just now beginning to get some commercial business on that network. It’s, I think, it’s a great opportunity for the future. But no, everything in the radio is organic growth.

Matt Swope: Do you have any thoughts on why you were able to outperform the peer group?

Lenard Liberman: Because we’re amazing operators.

Matt Swope: That’s great. Thank you guys.

Lenard Liberman: You’re welcome.

Operator: And there are no further questions at this time.

Lenard Liberman: Thank you operator. Thank you everyone for participating.

Operator: And that will conclude today’s call. We thank you for your participation.